                                                      REGISTRATION NO. 333-75321

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          THE GOLDMAN SACHS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                       6211                                     13-4019460
      (STATE OR OTHER JURISDICTION OF                (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)


                                 85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 ROBERT J. KATZ
                                 GREGORY K. PALM
                              GOLDMAN, SACHS & CO.
                                 85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                             RICARDO A. MESTRES, JR.
                                  JOHN P. MEAD
                                 DAVID P. HARMS
                              ROBERT W. REEDER III
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
                  THE PUBLIC: As soon as practicable after the
                 effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration No. 333-75321.

         If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]

                                EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-75321) of The Goldman Sachs Group, Inc. (the "Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, for the sole purpose of filing additional exhibits to the Registration Statement and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated herein by reference.

         ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      EXHIBITS

         1.1      Form of Distribution Agreement.***

         2.1      Plan of Incorporation.**

         2.2 Agreement and Plan of Merger of The Goldman Sachs Corporation into The Goldman Sachs Group, Inc.*

         2.3 Agreement and Plan of Merger of The Goldman Sachs Group, L.P. into The Goldman Sachs Group, Inc.*

         3.1      Certificate of Incorporation of The Goldman Sachs Group,
                  Inc.**

         3.2 Amended and Restated Certificate of Incorporation of The Goldman Sachs Group, Inc.*

         3.3      Amended and Restated By-Laws of The Goldman Sachs Group, Inc.*

         4.1 Form of Indenture between The Goldman Sachs Group, Inc. and The Bank of New York.***

         4.2 Form of debt securities of The Goldman Sachs Group, Inc. (included in Exhibit 4.1 )***

         4.3      Form of Floating Rate Medium-Term Note.

         4.4      Form of Fixed Rate Medium-Term Note.

         4.5      Form of Mandatory Exchangeable Note.

         4.6      Form of Exchangeable Note.

         5.1 Opinion of Gregory K. Palm, Esq., a General Counsel of The Goldman Sachs Group, Inc.***

         8.1 Opinion of Sullivan & Cromwell, United States tax counsel to The Goldman Sachs Group, Inc., re tax matters.***

         8.2 Opinion of Sullivan & Cromwell, United States tax counsel to The Goldman Sachs Group, Inc., re tax matters.

         10.1 Lease, dated June 11, 1985, between Metropolitan Life Insurance Company and Goldman, Sachs & Co.**

         10.2 Lease, dated April 5,1994, between The Chase Manhattan Bank (National Association) and The Goldman Sachs Group, L.P., as amended.**

         10.3 Lease, dated as of August 22, 1997, between Ten Hanover LLC and The Goldman Sachs Group, L.P.**

         10.4 Lease, dated as of July 16, 1998, between TCC Acquisition Corp. and The Goldman Sachs Group, L.P.**

         10.5     Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
                  (UK) Limited and Fleet Street Square Management Limited trading as Fleet Street Partnership, (ii) Goldman Sachs International, (iii) Restamove Limited, (iv) The Goldman Sachs Group, L.P. and (v) Itochu Corporation.**

10.6 Annexure 1 to Agreement for Lease, dated April 2, 1998, among (i) JC No. 3 (UK) Limited and Fleet Street Square Management Limited trading as Fleet Street Partnership, (ii) Goldman Sachs International, (iii) Restamove Limited, (iv) The Goldman Sachs Group, L.P. and (v) Itochu Corporation (Form of Occupational Lease among (i) JC No. 3 (UK) Limited and Fleet Street Square Management Limited trading as Fleet Street Partnership, (ii) Goldman Sachs International and (iii) The Goldman Sachs Group, L.P.).**

10.7 Agreement relating to Developer's Fit Out Works to be carried out at 120 Fleet Street, London, dated April 2, 1998, among (i) JC No. 3 (UK) Limited and Fleet Street Square Management Limited, (ii) Goldman Sachs Property Management, (iii) Itochu Corporation and (iv) The Goldman Sachs Group, L.P.**

10.8 Agreement relating to One Carter Lane, London EC4, dated March 25, 1998, among Britel Fund Trustees Limited, Goldman Sachs International, The Goldman Sachs Group, L.P., English Property Corporation plc and MEPC plc.**

10.9 Fit Out Works Agreement relating to One Carter Lane, London EC4, dated March 25, 1998, among Britel Fund Trustees Limited, Goldman Sachs International, Goldman Sachs Property Management, The Goldman Sachs Group, L.P., English Property Corporation plc and MEPC plc.**

10.10 Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund Trustees Limited, Goldman Sachs International and The Goldman Sachs Group, L.P.**

10.11 Lease, dated March 5, 1994, among Shine Hill Development Limited, Shine Belt Limited, Fair Page Limited, Panhy Limited, Maple Court Limited and Goldman Sachs (Asia) Finance, as amended.**

10.12 Guarantee, dated November 17, 1993, between Shine Hill Development Limited and The Goldman Sachs Group, L.P.**

10.13 Agreement for Lease, dated November 29, 1998, between Turbo Top Limited and Goldman Sachs (Asia) Finance.**

10.14    Summary of Tokyo Leases.**

10.15    The Goldman Sachs 1999 Stock Incentive Plan.*

10.16    The Goldman Sachs Defined Contribution Plan.*

10.17    Letter Agreement with Mr. Weinberg.**

10.18    The Goldman Sachs Partner Compensation Plan.*

10.19    Form of Employment Agreement.*

10.20    Form of Agreement Relating to Noncompetition and Other Covenants.*

10.21    Form of Pledge Agreement.*

10.22    Form of Award Agreement (Formula RSUs).*

10.23    Form of Award Agreement (Discretionary RSUs).*

10.24    Form of Option Agreement (Discretionary RSUs).*

10.25 Tax Indemnification Agreement, by and among The Goldman Sachs Group, Inc. and various parties.*

10.26 Form of Shareholders' Agreement among The Goldman Sachs Group, Inc. and various parties.*

10.27    Instrument of Indemnification.*

10.28    Form of Indemnification Agreement.*

10.29 Subscription Agreement, dated as of April 24, 1992, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi Holdings Corporation, Royal Hawaiian Shopping Center, Inc. and The Goldman Sachs Group, L.P.**

10.30 Subscription Agreement, dated as of November 21, 1994, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi Holdings Corporation, Royal Hawaiian Shopping Center, Inc. and The Goldman Sachs Group, L.P.**

10.31 Letter Agreement, dated March 15, 1999, among Kamehameha Activities Association and The Goldman Sachs Group, L.P. (the "Kamehameha Letter Agreement").**

10.32 Amended and Restated Subscription Agreement, dated as of March 28, 1989, among The Sumitomo Bank, Limited, Sumitomo Bank Capital Markets, Inc., Goldman, Sachs & Co. and The Goldman Sachs Group, L.P.**

10.33 Letter Agreement, dated March 15, 1999, among The Sumitomo Bank, Limited, Sumitomo Bank Capital Markets, Inc. and The Goldman Sachs Group, L.P. (the "Sumitomo Letter Agreement").**

10.34 Lease, dated September 24, 1992, from LDT Partners to Goldman Sachs International.**

10.35 Amendment to Kamehameha Letter Agreement (filed as Exhibit 10.31), dated April 30, 1999, among Kamehameha Activities Association, the Trustees of the Estate of Bernice Pauahi Bishop, The Goldman Sachs Group, L.P. and The Goldman Sachs Group, Inc.*

10.36 Amendment to Sumitomo Letter Agreement (filed as Exhibit 10.33), dated April 30, 1999, among The Sumitomo Bank, Limited, Sumitomo Bank Capital Markets, Inc., The Goldman Sachs Group, L.P., The Goldman Sachs Group, Inc. and Goldman, Sachs & Co.*

10.37 Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., on the one hand, and The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association, on the other hand.*

10.38 Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., on the one hand, and The Sumitomo Bank, Limited, and Sumitomo Bank Capital Markets, Inc., on the other hand.*

12.1     Statement re computation of ratios of earnings to fixed charges.***

15.1     Letter re Unaudited Interim Financial Information.***

21.1     List of subsidiaries of The Goldman Sachs Group, L.P.**

23.1     Consent of PricewaterhouseCoopers LLP.***

23.2     Consent of Gregory K. Palm, Esq. (included in Exhibit 5.1 above).***

23.3     Consent of Sullivan & Cromwell (included in Exhibit 8.1 above).***

23.4     Consent of Securities Data Company.***

23.5     Consent of Sullivan & Cromwell (included in Exhibit 8.2 above).

24.1     Powers of Attorney.***

25.1     Statement of Eligibility of Trustee.***

27.1     Financial Data Schedule.***
------------

* Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-75213).

** Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-74449).

***      Previously filed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement (No. 333-75321) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 30th day of June, 1999.

                                      THE GOLDMAN SACHS GROUP, INC.

                                      By:  /s/   GREGORY K. PALM
                                           -----------------------------
                                             Name:  Gregory K. Palm
                                             Title: General Counsel

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement (No. 333-75321) has been signed by the following persons in the capacities indicated on the 30th day of June, 1999:

                                   TITLE                                                    SIGNATURE
                                   -----                                                    ---------
         Director, Chairman of the Board and
         Chief Executive Officer
         (Principal Executive Officer)                                                         *
                                                                                      ---------------------
                                                                                      Henry M. Paulson, Jr.

         Director and Vice Chairman                                                            *
                                                                                      ---------------------
                                                                                         Robert J. Hurst

         Director, President and Co-Chief Operating
         Officer                                                                               *
                                                                                      ---------------------
                                                                                          John A. Thain

         Director, President and Co-Chief Operating
         Officer                                                                               *
                                                                                      ---------------------
                                                                                        John L. Thornton

         Director

                                                                                      ---------------------
                                                                                         Sir John Browne
         Director

                                                                                      ---------------------
                                                                                        James A. Johnson

         Director                                                                              *
                                                                                      ---------------------
                                                                                        John L. Weinberg
         Chief Financial Officer
         (Principal Financial Officer)                                                        *
                                                                                      ---------------------
                                                                                         David A. Viniar

         Principal Accounting Officer                                                          *
                                                                                      ---------------------
                                                                                         Sarah G. Smith

*By:  /s/  GREGORY K. PALM
      ----------------------------
      Name:  Gregory K. Palm
             Attorney-in-Fact

                               INDEX TO EXHIBITS

       EXHIBIT
         NO.                                                   DESCRIPTION
       -------                                                 -----------
         1.1             Form of Distribution Agreement.***

         2.1             Plan of Incorporation.**

         2.2             Agreement and Plan of Merger of The Goldman Sachs Corporation into The Goldman Sachs Group, Inc.*

         2.3             Agreement and Plan of Merger of The Goldman Sachs Group, L.P. into The Goldman Sachs Group, Inc.*

         3.1             Certificate of Incorporation of The Goldman Sachs Group, Inc.**

         3.2             Amended and Restated Certificate of Incorporation of The Goldman Sachs Group, Inc.*

         3.3             Amended and Restated By-Laws of The Goldman Sachs Group, Inc.*

         4.1             Form of Indenture between The Goldman Sachs Group, Inc. and The Bank of New York.***

         4.2             Form of debt securities of The Goldman Sachs Group, Inc. (included in Exhibit 4.1).***

         4.3             Form of Floating Rate Medium-Term Note.

         4.4             Form of Fixed Rate Medium-Term Note.

         4.5             Form of Mandatory Exchangeable Note.

         4.6             Form of Exchangeable Note.

         5.1             Opinion of Gregory K. Palm, Esq., a General Counsel of The Goldman Sachs Group, Inc.***

         8.1             Opinion of Sullivan & Cromwell, United States tax counsel to The Goldman Sachs Group, Inc., re tax matters.***

         8.2             Opinion of Sullivan & Cromwell, United States tax counsel to The Goldman Sachs Group, Inc., re tax matters.

         10.1            Lease, dated June 11, 1985, between Metropolitan Life Insurance Company and Goldman, Sachs & Co.**

         10.2            Lease, dated April 5, 1994, between The Chase Manhattan Bank (National Association) and The
                         Goldman Sachs Group, L.P., as amended.**

         10.3            Lease, dated as of August 22, 1997, between Ten Hanover LLC and The Goldman Sachs Group, L.P.**

         10.4            Lease, dated as of July 16, 1998, between TCC Acquisition Corp. and The Goldman Sachs Group,
                         L.P.**

       EXHIBIT
         NO.                                                   DESCRIPTION
       -------                                                 -----------
         10.5            Agreement for Lease, dated April 2, 1998, among (i) JC No. 3 (UK) Limited and Fleet Street Square
                         Management Limited trading as Fleet Street Partnership, (ii) Goldman Sachs International, (iii)
                         Restamove Limited, (iv) The Goldman Sachs Group, L.P. and (v) Itochu Corporation.**

         10.6            Annexure 1 to Agreement for Lease, dated April 2, 1998, among (i) JC No. 3 (UK) Limited and Fleet Street
                         Square Management Limited trading as Fleet Street Partnership, (ii) Goldman Sachs International, (iii)
                         Restamove Limited, (iv) The Goldman Sachs Group, L.P. and (v) Itochu Corporation (Form of Occupational
                         Lease among (i) JC No. 3 (UK) Limited and Fleet Street Square Management Limited trading as Fleet Street
                         Partnership, (ii) Goldman Sachs International and (iii) The Goldman Sachs Group, L.P.).**

         10.7            Agreement relating to Developer's Fit Out Works to be carried out at 120 Fleet Street, London, dated April 2, 1998, among (i) JC No. 3 (UK) Limited and Fleet Street Square Management Limited,
                         (ii) Goldman Sachs Property Management, (iii) Itochu Corporation and (iv) The Goldman Sachs
                         Group, L.P.**

         10.8            Agreement relating to One Carter Lane, London EC4, dated March 25, 1998, among Britel Fund
                         Trustees Limited, Goldman Sachs International, The Goldman Sachs Group, L.P., English Property
                         Corporation plc and MEPC plc.**

         10.9            Fit Out Works Agreement relating to One Carter Lane, London EC4, dated March 25, 1998, among Britel Fund
                         Trustees Limited, Goldman Sachs International, Goldman Sachs Property Management, The Goldman Sachs Group,
                         L.P., English Property Corporation plc and MEPC plc.**

         10.10           Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund
                         Trustees Limited, Goldman Sachs International and The Goldman Sachs Group, L.P.**

         10.11           Lease, dated March 5, 1994, among Shine Hill Development Limited, Shine Belt Limited, Fair Page
                         Limited, Panhy Limited, Maple Court Limited and Goldman Sachs (Asia) Finance, as amended.**

         10.12           Guarantee, dated November 17, 1993, between Shine Hill Development Limited and The Goldman Sachs
                         Group, L.P.**

         10.13           Agreement for Lease, dated November 29, 1998, between Turbo Top Limited and Goldman Sachs (Asia)
                         Finance.**

         10.14           Summary of Tokyo Leases.**

         10.15           The Goldman Sachs 1999 Stock Incentive Plan.*

         10.16           The Goldman Sachs Defined Contribution Plan.*

         10.17           Letter Agreement with Mr. Weinberg.**

         10.18           The Goldman Sachs Partner Compensation Plan.*

         10.19           Form of Employment Agreement.*

       EXHIBIT
         NO.                                                   DESCRIPTION
       -------                                                 -----------
         10.20           Form of Agreement Relating to Noncompetition and Other Covenants.*

         10.21           Form of Pledge Agreement.*

         10.22           Form of Award Agreement. (Formula RSUs).*

         10.23           Form of Award Agreement. (Discretionary RSUs).*

         10.24           Form of Option Agreement. (Discretionary Options).*

         10.25           Tax Indemnification Agreement, by and among The Goldman Sachs Group, Inc. and various parties.*

         10.26           Form of Shareholders' Agreement among The Goldman Sachs Group, Inc. and various parties.*

         10.27           Instrument of Indemnification.*

         10.28           Form of Indemnification Agreement.*

         10.29           Subscription Agreement, dated as of April 24, 1992, among the Trustees of the Estate of Bernice
                         Pauahi Bishop, Pauahi Holdings Corporation, Royal Hawaiian Shopping Center, Inc. and The Goldman
                         Sachs Group, L.P.**

         10.30           Subscription Agreement, dated as of November 21, 1994, among the
                         Trustees of the Estate of Bernice Pauahi Bishop, Pauahi Holdings
                         Corporation, Royal Hawaiian Shopping Center, Inc. and The Goldman Sachs
                         Group, L.P.**

         10.31           Letter Agreement, dated March 15, 1999, among Kamehameha Activities Association and The Goldman
                         Sachs Group, L.P. (the "Kamehameha Letter Agreement").**

         10.32           Amended and Restated Subscription Agreement, dated as of March 28, 1989, among The Sumitomo Bank,
                         Limited, Sumitomo Bank Capital Markets, Inc., Goldman, Sachs & Co. and The Goldman Sachs Group,
                         L.P.**

         10.33           Letter Agreement, dated March 15, 1999, among The Sumitomo Bank, Limited, Sumitomo Bank Capital
                         Markets, Inc. and The Goldman Sachs Group, L.P. (the "Sumitomo Letter Agreement"). **

         10.34           Lease, dated September 24, 1992, from LDT Partners to Goldman Sachs International.**

         10.35           Amendment to Kamehameha Letter Agreement (filed as Exhibit 10.31), dated April 30, 1999, among
                         Kamehameha Activities Association, the Trustees of the Estate of Bernice Pauahi Bishop, The
                         Goldman Sachs Group, L.P. and The Goldman Sachs Group, Inc.*

         10.36           Amendment to Sumitomo Letter Agreement (filed as Exhibit 10.33), dated April 30, 1999, among The
                         Sumitomo Bank, Limited, Sumitomo Bank Capital Markets, Inc., The Goldman Sachs Group, L.P., The
                         Goldman Sachs Group, Inc. and Goldman, Sachs & Co.*

       EXHIBIT
         NO.                                                   DESCRIPTION
       -------                                                 -----------
         10.37           Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., on the one hand, and The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities
                         Association, on the other hand.*

         10.38           Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., on the one hand, and The Sumitomo Bank, Limited, and Sumitomo Bank Capital Markets, Inc., on the other hand.*

         12.1            Statement re computation of ratios of earnings to fixed charges.***

         15.1            Letter re Unaudited Interim Financial Information.***

         21.1            List of subsidiaries of The Goldman Sachs Group, L.P.**

         23.1            Consent of PricewaterhouseCoopers LLP.***

         23.2            Consent of Gregory K. Palm, Esq. (included in Exhibit 5.1 above).***

         23.3            Consent of Sullivan & Cromwell (included in Exhibit 8.1 above).***

         23.4            Consent of Securities Data Company.***

         23.5            Consent of Sullivan & Cromwell (included in Exhibit 8.2 above).

         24.1            Powers of Attorney.***

         25.1            Statement of Eligibility of Trustee.***

         27.1            Financial Data Schedule.***

------------

         * Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-75213).

         ** Incorporated herein by reference to the corresponding exhibit to the registrant's registration statement on Form S-1 (No. 333-74449).

         ***      Previously filed.